UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________________________

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

May 30, 2012

TICC CAPITAL CORP.

(Exact name of registrant as specified in its charter)

Maryland	000-50398	20-0188736
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer Identification No.)
of incorporation)

8 Sound Shore Drive, Suite 255

Greenwich, CT 06830

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (203) 983-5275

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On May 30, 2012, the Board of Directors of TICC Capital Corp. (the “Company”) approved an amended and restated dividend reinvestment plan (the “Amended Dividend Reinvestment Plan”), effective as of May 30, 2012. Pursuant to the Amended Dividend Reinvestment Plan, the number of shares to be issued to a stockholder thereunder in connection with any distribution will now be determined by dividing the total dollar amount of the distribution payable to such stockholder by an amount equal to ninety five (95%) percent of the market price per share of the Company’s common stock at the close of regular trading on the Nasdaq Global Select Market on the valuation date fixed by the Company’s Board of Directors for such distribution. Other than this discount on the dividend reinvestment and certain ministerial corrections to the plan document, no other changes were made in the Amended Dividend Reinvestment Plan.

The foregoing description of the terms of the Amended Dividend Reinvestment Plan does not purport to be complete and is qualified in its entirety by reference to the Amended Dividend Reinvestment Plan, which is filed herewith as Exhibit 4.1.

On May 30, 2012, the Company issued a press release announcing the approval of the Amended Dividend Reinvestment Plan. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits.

Exhibit No.	Description

4.1	Amended and Restated Dividend Reinvestment Plan, dated May 30, 2012
99.1	Press Release, dated May 30, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 30, 2012	TICC CAPITAL CORP.

	By:	/s/ Saul B. Rosenthal
Saul B. Rosenthal
President